Exhibit 23.1

(MCGLADREY & PULLEN LETTERHEAD)

INDEPENDENT AUDITOR’S CONSENT

     We consent to the incorporation by reference in this Registration Statement of Digital Recorders, Inc. on Form S-3 of our report, dated March 31, 2004, except for Note 7, as to which the date is April 14, 2004, and Note 21, as to which the date is April 1, 2004, appearing in the Amendment No. 2 on Form 10-K/A to the Annual Report on Form 10-K of Digital Recorders, Inc. for the year ended December 31, 2003. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/McGladrey & Pullen, LLP

Raleigh, North Carolina
May 25, 2004